Exhibit 99.1

(1)	On February 11, 2025, SCA Horus Holdings, LLC (the “Apollo Stockholder”) sold an aggregate of 6,346,105 shares of common stock of Sun Country Airlines Holdings, Inc. (the “Issuer”), par value $0.01 per share (the “Common Stock”) in connection with an underwritten public offering of the Common Stock of the Issuer pursuant to the prospectus supplement filed February 11, 2025, and accompanying registration statement on Form S-3 (File No. 333-269023). The shares were sold at a price per share of $15.85.

(2)

AP VIII (SCA Stock AIV), LLC is the sole member of the Apollo Stockholder. Antoine Munfakh and Noah Falk are the directors of AP VIII (SCA Stock AIV), LLC.

Each of the reporting persons disclaims beneficial ownership of any securities reported herein as sold by the Apollo Stockholder, or that may be beneficially owned by any of the other reporting persons, in each case except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity or person is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address of each of the Apollo Stockholder, AP VIII (SCA Stock AIV), LLC and Messrs. Munfakh and Falk is 9 West 57th Street, 41st Floor, New York, New York 10019.

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